UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

December 28, 2004

GENESIS MICROCHIP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33477	77-0584301
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2150 Gold Street

Alviso, California 95002

(Address of principal executive offices, including zip code)

(408) 262-6599

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On December 28, 2004, Young Ahn, the Company’s Vice President, Worldwide Sales resigned from his position with the Company and entered into a Separation Agreement and Release (the “Release”). The following summary of the material terms of the Release is qualified in its entirety by reference to such agreement which is filed as Exhibit 99.1 hereto.

Pursuant to the terms of the Release, Mr. Ahn is entitled to certain severance benefits, including, but not limited to: (i) a lump-sum payment equal to 47 weeks of his current base salary; (ii) a pro-rated lump-sum bonus payment; (iii) the right to exercise all vested stock options for a period of up to six (6) months following the effective date of Mr. Ahn’s termination; and (iv) Company-paid health coverage for Mr. Ahn and his eligible dependents for up to six (6) months following the termination of employment.

As a result of the benefits accruing to Mr. Ahn pursuant to the Release, the Company expects to record a cash compensation charge of approximately $210,000 in its Consolidated Statement of Operations for the three month period ended December 31, 2004.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Document
99.1	Separation Agreement and Release dated December 28, 2004, between Genesis Microchip Inc. and Young Ahn

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS MICROCHIP INC.

Date: January 4, 2005	By:	/s/ Michael Healy
	Name:	Michael Healy
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Separation Agreement and Release dated December 28, 2004, between Genesis Microchip Inc. and Young Ahn